CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the use of our report dated October 17, 1997 on the financial statements and the financial highlights of each of the Funds in the
Merriman Investment Trust.   Such  financial   statements and financial high-
lights appear in the 1997 Annual Report to Shareholders which is included in the Statement of Additional Information filed in Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A of Merriman Investment Trust. We also consent to the references to our Firm in the Registration State-ment and Prospectus.

                                                TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
January  21, 1998